                        INVESTMENT SUBADVISORY AGREEMENT

      INVESTMENT SUBADVISORY AGREEMENT, dated as of April 27, 2005 by and between Diversified Investment Advisors, Inc., a Delaware corporation ("Diversified") and Goldman Sachs Asset Management, L.P. ("Subadvisor").

                                  WITNESSETH:

      WHEREAS, Diversified has been organized to operate as an investment advisor registered under the Investment Advisers Act of 1940 and has been retained to provide investment advisory services to the Balanced ("Portfolio"), a series of Diversified Investors Portfolios, a diversified open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act");

      WHEREAS, Diversified desires to retain the Subadvisor to furnish it with portfolio investment advisory services in connection with Diversified's investment advisory activities on behalf of the Portfolio, and the Subadvisor is willing to furnish such services to Diversified;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

      1. Duties of the Subadvisor. In accordance with and subject to the Investment Advisory Agreement between the Portfolio and Diversified, attached hereto as Schedule A (the "Advisory Agreement"), Diversified hereby appoints the Subadvisor to perform the portfolio investment advisory services described herein for the investment and reinvestment of such amount of the Portfolio's assets as is determined from time to time by the Portfolio's Board of Trustees ("Assets"), subject to the control and direction of Diversified and the Diversified Investors Portfolios' Board of Trustees, for the period and on the terms hereinafter set forth. Subadvisor's responsibility for providing investment advice to the Portfolio is limited to that discrete portion of the Portfolio represented by the Assets and, to the extent required under applicable law, Subadvisor is prohibited from directly or indirectly consulting with any other subadviser for a portion of the Portfolio's assets concerning Portfolio transactions in securities or other assets.

      The Subadvisor shall provide Diversified with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of the Assets. The Subadvisor shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the Assets of the Portfolio shall be held uninvested, subject always to the provisions of the 1940 Act and to the Portfolio's then-current Registration Statement on Form N-1A.

      In particular, the Subadvisor shall, without limiting the foregoing: (i) continuously review, supervise and implement the investment program for the Assets; (ii) monitor regularly the relevant securities for the Assets to determine if adjustments are warranted and, if so, to make such adjustments;
(iii) determine, in the Subadvisor's discretion, the securities and instruments to be purchased or sold or exchanged in seeking to achieve the investment objective and strategy applicable to the assets; (iv) determine, in the Subadvisor's discretion, whether to exercise warrants or other rights with respect to the Assets; (v) determine, in the Subadvisor's discretion, whether to sell or dispose of securities in the Subadvisor's sole discretion; (vi) as promptly as practicable after the end of each calendar month, furnish a report showing: (a) all transactions during such month, (b) all Assets on the last day of such month, rates of return, and (c) such other information relating to the Assets as Diversified may reasonably request; (vii) meet in person once annually, and participate four times per year via telephone conference calls, with Diversified and with such other persons as may be designated on reasonable notice and at reasonable locations, at the request of Diversified, to discuss general economic conditions, performance, investment strategy, and other matters relating to the Assets; (viii) provide the Portfolio, as reasonably requested by Diversified, with records concerning the Subadvisor's activities which the Portfolio is required by law to maintain with respect to the Assets; and (ix) render regular reports to the Portfolio's officers and Directors concerning the Subadvisor's discharge of the foregoing responsibilities.

      The Subadvisor may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the Portfolio.

      Diversified will assume the responsibility for the actual voting of any voting rights. Should the Board of Trustees at any time establish an investment policy with respect to the Assets and notify the Subadvisor thereof in writing, the Subadvisor shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such policy has been revoked. In any such case, Diversified shall ensure that the Portfolio's prospectus and statement of additional information (collectively, "Prospectus") are revised as necessary to reflect such investment policies.

      The Subadvisor shall take, on behalf of the Assets, all actions which it deems necessary to implement the investment policies determined as provided above with respect to the Assets, and in particular to place all orders for the purchase or sale of securities for the Portfolio's account with brokers or dealers selected by it, including brokers or dealers affiliated with Subadvisor, and to that end the Subadvisor is authorized as an agent of the Portfolio to give instructions to the custodian of the Portfolio as to deliveries of securities and payments of cash for the account of the Portfolio. Subject to the primary objective of obtaining the best execution, the Subadvisor may place orders for the purchase and sale of portfolio securities with such broker/dealers who provide research and brokerage services to the Portfolio within the meaning of Section 28(e) of the Securities Exchange Act of 1934, to the Subadvisor, or to any other fund or account for which the Subadvisor provides investment advisory services and may place such orders with broker/dealers who sell shares of the Portfolio or who sell shares of any other fund for which the Subadvisor provides investment advisory services. Broker/dealers who sell shares of the funds of which Subadvisor is investment advisor shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

      2. Transactions with Affiliates. Diversified hereby agrees and consents that the Subadvisor and its affiliates are authorized to execute agency cross transactions (collective "Cross transactions") for the Portfolio, provided such transactions comply with Rule 206(3)-2 under the Investment Advisers Act of 1940 ("Advisers Act"), Rule 17e-1 under the 1940 Act and any other applicable laws or regulations, or conditions imposed by the Board of Trustees of the Portfolio and communicated by Diversified to the Subadvisor. Cross transactions are transactions which may be effected by the Subadvisor or its affiliates acting as broker for both the Portfolio and the counterparty to the transaction. Cross transactions enable the Subadvisor to purchase or sell a block of securities for an account at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sell order. However, Diversified should note that the Subadvisor has a potentially conflicting division of loyalties and responsibilities regarding both parties to Cross transactions and that the Subadvisor, or any of its affiliates, if acting as broker; may receive commissions from both parties to such transactions. The Subadvisor acknowledges that it is prohibited from recommending any Cross transactions to its advisory clients on both sides of the transaction and understands that its authority as the Subadvisor to execute Cross transactions for the Portfolio is terminable at will without penalty, effective upon receipt by the Subadvisor of written notice from Diversified, and that the failure to terminate such authorization will result in its continuation.

      In connection with any agency Cross transactions, the Subadvisor will provide Diversified with a confirming letter describing the details of such trades, and other reports or information that Diversified may reasonably request. The Subadvisor will disclose to Diversified the commissions received by the Subadvisor or its affiliates for executing the other side of the transaction. Notwithstanding the provisions of the previous paragraph and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Portfolio, the Subadvisor may pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Subadvisor has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Subadvisor's overall responsibilities with respect to the Portfolio and to other funds and clients for which the Subadvisor exercises investment discretion.

      3. Allocation of Charges and Expenses. The Subadvisor shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. It is understood that the Portfolio will pay all of its own expenses and liabilities including, without limitation, compensation and out-of-pocket expenses of Trustees not affiliated with the Subadvisor or Diversified; governmental fees; interest charges; taxes; membership dues; fees and expenses of independent auditors, of legal counsel and of any transfer agent, administrator, distributor, shareholder servicing agents, registrar or dividend disbursing agent of the Portfolio; expenses of distributing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Portfolio; expenses connected with the execution, recording and settlement of Portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Portfolio; expenses of shareholder meetings; expenses of litigation and other extraordinary or non-recurring events and expenses relating to the issuance, registration and qualification of shares of the Portfolio.

      4. Compensation of the Subadvisor. For the services to be rendered, Diversified shall pay to the Subadvisor an investment advisory fee computed in accordance with the terms of Schedule B herewith attached. If the Subadvisor serves for less than the whole of any period specified, its compensation shall be prorated.

      5. Covenants and Representations of the Subadvisor. The Subadvisor agrees that it will not deal with itself, or with the Trustees of the Portfolio or with Diversified, or the Portfolio's principal underwriter or distributor as principals in making purchases or sales of securities or other property for the account of the Portfolio, except as permitted by the 1940 Act, and will comply with all other provisions of the Declaration of Trust and any current Registration Statement on Form N-1A of the Portfolio relative to the Subadvisor, Advisor and its Trustees and officers.

      6. Investment Objective, Policies and Restrictions. Diversified will provide the Subadvisor with the statement of investment objective, policies and restrictions applicable to the Portfolio as contained in the Portfolio's Prospectus, all amendments or supplements to the Prospectus, and any instructions adopted by the Board of Trustees supplemental thereto. Diversified agrees, on an ongoing basis, to notify the Subadvisor of any change, not specifically identified to the Subadvisor by Diversified, in writing of each change in the fundamental and non-fundamental investment policies of the Portfolio and will provide the Subadvisor with such further information applicable thereto as the Subadvisor may from time to time reasonably request for performance of its obligations under this Agreement. Diversified retains the right, on written notice to the Subadvisor, to modify any such objective, policies or restrictions in accordance with applicable laws, at any time.

      7. Affiliates Transactions. With respect to any such procedures pertaining to trading with affiliates of the Portfolio (other than the Subadvisor's affiliates), the Subadvisor shall not bear any responsibility and shall be released from any obligation or cost which results from entering into a trade pursuant to the Portfolio(s) Rule 17a-7, 17e-1 or 10f-3 procedures with any affiliated entity, other than affiliates of the Subadvisor

      8. Limits on Duties. The Subadvisor shall be responsible only for managing the Assets in good faith and in accordance with the investment objectives, fundamental policies and restrictions as set forth in the Prospectus and in the investment policy statement, and shall have no responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, fundamental policies and restrictions (ii) advice on, or management of, or compliance of any other assets for Diversified or the Portfolio, (iii) compliance with applicable tax diversification tests or filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration of the Portfolio with any government or agency, or (v) administration of the plans and trusts investing through the Portfolio, or (vi) overall Portfolio compliance with the requirements of the 1940 Act, Subchapter M of the Internal Revenue Code of 1986, as amended, and other Federal and State laws and regulations applicable to the Portfolio. Diversified agrees that requirements imposed by the 1940 Act, Subchapter M, or any other applicable laws, that are outside Subadvisor's control include compliance with any percentage limitations applicable to the Portfolio's assets that would require knowledge of the Portfolio's holdings other than the Assets subject to this Agreement. Subadvisor shall be indemnified and held harmless by Diversified for any loss in carrying out the terms and provisions of this Agreement, including reasonable attorney's fees, indemnification to the Portfolio, or any shareholder thereof and, brokers and commission merchants, fines, taxes, penalties and interest. Subadvisor, however, shall be liable for any direct liability, damages, or expenses of Diversified arising out of the gross negligence, malfeasance or willful misconduct by any of its employees in providing management under this Agreement.

      The Subadvisor may apply to Diversified at any time for instructions and may consult counsel for Diversified or its own counsel with respect to any matter arising in connection with the duties of the Subadvisor. Also, the Subadvisor shall be protected in acting upon advice of Diversified and/or Diversified's counsel and upon any document which Subadvisor reasonably believes to be genuine and to have been signed by the proper person or persons.

      9. Disclosure/Compliance Obligations. Subadviser agrees that, during the term of this Agreement, Subadvisor shall disclose to Diversified the identity of any other commingled investment fund product managed by the Subadviser in a substantially similar manner to the strategy employed under this Agreement if, to the best knowledge of the Subadviser, such commingled investment funds is sold in retirement plan marketplaces in competition with the Portfolio. In addition, Subadviser agrees to provide Diversified with all written compliance policies and procedures of the Subadviser (and all updates thereto) and otherwise comply with all reasonable requests by Diversified to ensure compliance with all applicable securities and other laws.

      10. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and, unless terminated earlier as provided below, shall remain in force for two years, on which date it will terminate unless its continuance thereafter is specifically approved at least annually (a) by the vote of a majority of the Trustees of the Portfolio who are not "interested persons" with respect to this Agreement or of the Subadvisor or Diversified at an in person meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio. However, if the shareholders of the Portfolio fail to approve the Agreement as provided herein, the Subadvisor may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and Rules thereunder.

      This Agreement may be terminated at any time without the payment of any penalty by the Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, or by Diversified. The Subadvisor may terminate the Agreement only upon giving 60 days' advance written notice to Diversified. This Agreement shall automatically terminate in the event of its assignment.

      This Agreement may be amended only if such amendment is approved by the vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Board of Trustees of the Portfolio who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

      The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

      11. Certain Records. Any records to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 adopted under the 1940 Act which are prepared or maintained by the Subadvisor with respect to the Assets and will be made available promptly to the Portfolio on request.

      12. Survival of Compensation Rates. All rights to compensation under this Agreement shall survive the termination of this Agreement.

      13. Entire Agreement. This Agreement states the entire agreement of the parties with respect to investment advisory services to be provided to the Portfolio by the Subadvisor and may not be amended except in a writing signed by the parties hereto and approved in accordance with Section 7 hereof.

      14. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

      15. Change of Management and Pending Litigation. Subadvisor represents to Diversified that it will disclose to Diversified promptly after it has knowledge of any significant change or variation in its management structure or senior portfolio management personnel or any significant change or variation in its management style or investment philosophy that is material to this Agreement. In addition, Subadvisor represents to Diversified that it will similarly disclose to Diversified, promptly after it has knowledge, the existence of any pending legal action being brought against it whether in the form of a lawsuit or a non-routine investigation by any federal or state governmental agency.

      Diversified represents to Subadvisor that any information received by Diversified pursuant to this section will be kept strictly confidential and will not be disclosed to any third party.

      16. Regulatory Matters. Diversified and the Subadvisor agree that the Subadvisor shall have no responsibility or liability arising out of any non-compliance by Diversified with anti-money laundering regulations. Diversified certifies that the Portfolio's distributor has implemented an anti-money laundering program and a customer identification program that each comply with the requirements of applicable law, including the Bank Secrecy Act and U.S.A. PATRIOT Act of 2001 and the regulations promulgated thereunder, and that Diversified will perform the requirements of such programs with respect to the investors in the Trust. Diversified and Subadvisor hereby certify that they have policies and procedures designed to detect and deter disruptive trading practices, including "market timing", and Diversified and Subadvisor agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Portfolio generally.

      17. Representations, Warranties and Agreements of Diversified. Diversified represents, warrants and agrees that:

            a. Diversified has been duly authorized by the Board of Trustees of the Fund to delegate to the Subadvisor the provision of investment services to the Portfolio as contemplated hereby.

            b. Diversified is currently in compliance and shall continue to comply with the requirements imposed upon Diversified by applicable law and regulations.

            c. Diversified is registered as an "investment adviser" under the Investment Advisers Act of 1940 ("Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect.

            d. The Portfolio and Diversified acknowledge and agree that the Subadvisor shall have no supervisory responsibilities with respect to any anti-money laundering program or efforts on behalf of the Portfolio or the Assets.

            e. Diversified has the authority to enter into and perform the services contemplated by this Agreement and will promptly notify the Subadvisor of the occurrence of any event that would disqualify it from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

            f. Diversified represents and warrants that the Portfolio is duly registered as an open-end investment company under the 1940 Act and shall promptly notify the Subadvisor if the Portfolio is no longer so registered or covered by an applicable exemption from registration.

            g. Diversified acknowledges that it has been provided with a copy of Subadvisor's Form ADV and has reviewed the Form ADV to its satisfaction, including, but not limited to, information about Subadvisor's other business activities and potential conflicts of interest.

      18. Valuation. Upon reasonable request from the Adviser, the Subadviser (through a qualified person) will reasonably assist the valuation committee of the Fund or the Adviser in valuing securities of the Fund as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued; however, Adviser acknowledges, that Adviser 'or its pricing agents shall assume all responsibility for valuation decisions.

      19. Subadvisor Organization. Diversified understands that the Subadvisor is part of a worldwide, full-service investment banking, broker-dealer, asset management organization, and as such, the Sub-adviser and its affiliates and their managing directors, directors, officers and employees have multiple interests as more fully disclosed in the Subadvisor's Form ADV Part II, as may be amended from time to time.

      20. No Warranty. Subadvisor gives no warranty as to the performance or profitability of the Portfolio or any part hereof, nor any guarantee that the investment objectives, expectations or targets described in this Agreement or the Registration Statement will be achieved, including without limitation, any risk control, risk management or return objectives, expectations or targets.

      21. Representations, Warranties and Agreements of the Subadvisor. The Subadvisor represents, warrants and agrees that:

            a. The Subadvisor is registered as an "investment adviser" under the Advisers Act and has the authority to enter into and perform the services contemplated by this Agreement.

            b. The Subadvisor will, promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV that materially impacts the Subadvisor's policies, procedures or personnel related to its duties hereunder, furnish a copy of such amendment to Diversified

            c. The Subadvisor will promptly notify Diversified of the occurrence of any event that would disqualify the Subadvisor from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Subadvisor will also immediately notify Diversified if it is served or otherwise receives notice of any action, suit, proceeding, inquire or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio.

      22. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at the following addresses: Goldman Sachs Asset Management, L.P.,32 Old Slip, 31st Floor, New York, New York 10004, Attention: James McNamara, and a copy to their General Counsel, Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004; and Diversified Investment Advisors, Inc., 4 Manhattanville Road, Purchase, New York 10577, Attention: Leonard J. Antes.

      23. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      24. Use of Name. Diversified and Subadvisor agree that without the prior written consent of the other party, it will not: (i) use the name of the other party, or the name of any affiliate, managing director, employee of the other party, or any trade name, trademark, trade device, service mark, symbol, logo or any abbreviation, contraction or simulation of the other party or its affiliates in advertising, publicity, or otherwise in connection with the investment advisory services; or (ii) represent (directly or indirectly) that any product or any service provided by the party has been approved or endorsed by the other.

            IN WITNESS WHEREOF, the parties thereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                              Diversified Investment Advisors, Inc.


                              By:
                                 -------------------------------------
                              Name:
                              Title:


                              Goldman Sachs Asset Management


                              By:
                                 -------------------------------------
                              Name:    James McNamara
                              Title:   Managing Director


GOLDMAN-BalancedISA

                                   SCHEDULE B

The Subadvisor shall be compensated for its services under this Agreement on the basis of the below-described annual fee schedule. For purposes of applying this decremental fee schedule, any other assets managed by Subadvisor for Diversified will be combined with the assets of this Portfolio to determine the applicable basis points charge. The fee schedule shall only be amended by agreement between the parties.

                                  FEE SCHEDULE

                  .14% OF THE FIRST $500M OF NET ASSETS
                  .12% OF THE NEXT $1B OF NET ASSETS
                  .10% OF NET ASSETS IN EXCESS OF $1.5B

Net assets are aggregated and are equal to the combined market value of the Portfolios. Fees will be calculated by multiplying the arithmetic average of the beginning and ending monthly net assets by the fee schedule and dividing by twelve. The fee will be paid quarterly.



Goldman-BalancedISA

                                   SCHEDULE C

Target market for 401(a), 403(b) and 457 plans is those plans with assets between $1 and $250 million.




Goldman-BalancedISA